UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2007

SGS International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-133825

Delaware	20-3939981
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

626 West Main Street
Suite 500
Louisville, Kentucky 40202
(Address of principal executive offices, including zip code)

(502) 637-5443
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 28, 2007, Southern Graphic Systems, Inc. ("SGS"), a wholly owned subsidiary of SGS International, Inc., entered into an Asset Purchase Agreement (the "Agreement") with C.M. Jackson Associates, Inc. ("CMJ"), a supplier of design and creative, production art and pre-press, packaging management, project tracking and digital asset management services with an emphasis on "store brands." Under the Agreement, SGS acquired substantially all of CMJ's assets for an aggregate cash purchase price of $16,650,000 (the "Purchase Price"). The acquired assets include CMJ's leasehold interest in its single facility located in Ramsey, New Jersey. SGS will operate the acquired business under the "C.M. Jackson Associates, Inc." name. The Agreement contains customary representations, warranties, covenants and indemnification provisions. A $5,000,000 portion of the Purchase Price is payable in two equal installments on February 28, 2008 and 2009, respectively. The deferred purchase price installments are subject to forfeiture if certain key CMJ employees now employed by SGS terminate their employment before the expiration of their respective employment agreements. A portion of the second deferred installment is payable only if the acquired business achieves a specified threshold of earnings before interest, depreciation and amortization. The preceding description of the Agreement is qualified in its entirety by the terms of the Agreement, a copy of which will be filed as an exhibit to SGS International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006.

Also on February 28, 2007, SGS sold its controlling interest in Mozaic Group Ltd. ("Mozaic") to a third party. SGS has retained a 10% equity interest in Mozaic.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SGS International, Inc.

Date: March 05, 2007	By:	/s/ Benjamin F. Harmon, IV
Benjamin F. Harmon, IV
Vice President, General Counsel and Secretary